Exhibit 99.1

Empery Digital Reaffirms Commitment to Maximizing Shareholder Value Through Accretive Share Repurchases

Empery Digital Has Repurchased Approximately 14.0 Million Shares

Management Commits to Optimizing Balance Sheet to Decrease Discount to NAV

AUSTIN, Texas – February 2, 2026 – Empery Digital Inc. (NASDAQ: EMPD) (the “Company” or “Empery Digital”) today provided a corporate update regarding its ongoing efforts to maximize shareholder value.

The Company is returning to maximizing share repurchases in its continued effort to address the gap between the Company’s enterprise value and its net asset value (“NAV”). This is based on the Company’s fiduciary responsibility to all shareholders and is affirmed by the fact that members of management and the board of directors (the “Board”) are significant shareholders themselves, fully aligned with the objective of maximizing per-share value and closing the NAV gap.

While the Company’s valuation continues to remain at a material discount to NAV, management will maximize share repurchases, funded by sales of bitcoin, incremental drawdowns on our debt facilities or a combination of the two based on the Company’s leverage ratios and valuation relative to NAV. This process began on Friday and is expected to continue. Sales of bitcoin on any given day will be made in coordination with contemporaneous share repurchases, to the extent practicable, to effectively lock in the accretion as securities laws limit the number of shares that can be repurchased on any given day.

“From day one, we have been acutely focused on maximizing value for our shareholders,” said Ryan Lane, Co-CEO of Empery Digital. “Despite our consistent actions to increase NAV per share, our current market valuation continues to reflect a material discount to our NAV. We believe this disconnect requires continued action as we remain committed to closing the gap.”

We look forward to continuing to engage with our shareholders as the Board and management seek to maximize value for all shareholders.

“We continue to believe bitcoin is the store of value for the future and although the recent price action in bitcoin has discouraged some, we remain steadfast in our views,” continued Ryan Lane. “Years from now, when we look back at these temporary bitcoin price declines, they will seem irrelevant.”

Share Repurchase and Derivative Trading Update

As of January 30, 2026, the Company has repurchased 14,041,998 shares of its common stock under its $150 million share repurchase program, at an average purchase price per share of $6.94, including all fees and commissions. Following these repurchases, approximately $53 million remains available for future repurchases and the current number of shares outstanding is 37,378,237, after giving effect to the potential exercise of 870,240 pre-funded warrants.

Past share repurchases have been primarily funded by borrowings under the previously announced $150 million borrowing facilities of which $105 million has been drawn to date. However, going forward, the Company may leverage its balance sheet, including reducing its bitcoin holdings, to fund future share repurchases and repay borrowings.

The Company has engaged in disciplined derivative trading activities designed to generate yield on its bitcoin holdings while prudently managing risk. To date, the Company has generated approximately $2.0 million in fully realized derivative trading proceeds.

Every action taken since adopting the bitcoin treasury strategy has been focused on running an efficient corporate entity focused on maximizing bitcoin per share and providing real-time transparency. Management has reduced headcount, reduced management salaries, reduced lease expenses, divested the four-wheel business (and reduced liabilities associated with it) and aligned management through participation in the July 2025 equity issuance. In addition to reducing corporate expenses and generating incremental cash flow with successful derivative trading, we have implemented a custom dashboard that is updated daily, enhanced corporate governance and continue to enhance corporate governance procedures. Management remains fully committed to efficiency and transparency in our effort to maximize value per share.

See real-time NAV Metrics and other meaningful information on our dashboard here: https://www.emperydigital.com/treasury-dashboard

Follow us on X: @EMPD_BTC

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About Empery Digital Inc.

Built on Principles, Powered by Bitcoin

Empery Digital empowers progress by unlocking the transformative potential of digital asset management through blockchain. The Company employs a bitcoin treasury strategy focused on aggregating bitcoin and maximizing bitcoin per share while working to build a future where blockchain is the foundation of growth through transparency, efficiency, and accountability. As a company they apply themselves relentlessly by making disciplined decisions that drive long-term value for shareholders. For them, Bitcoin is not just another crypto format and blockchain isn’t just another tool, they’re fundamental drivers of progress.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including statements relating to the sale of bitcoin and use of proceeds for repaying outstanding debt and share repurchases and whether it will increase NAV per share, whether we will be able to continue to generate proceeds from derivative trades and whether we will be able to continue reducing corporate expenses. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, changes in business, market, financial, political and regulatory conditions; risks relating to the Company’s operations and business, including the highly volatile nature of the price of Bitcoin and other cryptocurrencies; the risk that the Company’s stock price may be highly correlated to the price of the digital assets that it holds; risks related to increased competition in the industries in which the Company does and will operate; risks relating to significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally; risks relating to the treatment of crypto assets for U.S. and foreign tax purpose, as well as those risks and uncertainties identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and other information the Company has or may file with the U.S. Securities and Exchange Commission, including those identified under the heading “Risk Factors” in the Company’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2025, June 30, 2025 and September 30, 2025.

We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Empery Digital Contacts

For Sales sales@emperydigital.com

For Investors: investors@emperydigital.com

For Marketing: marketing@emperydigital.com

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